Exhibit 5


                               SMITH & ASSOCIATES
                        1900 Ave of the Stars, Suite 1450
                             Los Angeles, California 90067
                 Telephone: (310) 277-5333    FAX: (310) 277-5953

                                 March 21, 2005






U.S. Securities and Exchange Commission Division of Corporation Finance 450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Bio Life Labs, Inc. f/k/a Tecscan International, Inc. - Amended Registration Statement on Form S-8

Gentlemen:

     I have acted as counsel to Bio Life Labs, Inc. f/k/a Tecscan International, Inc., a Nevada corporation (the "Company"), in connection with its first amended Registration Statement on Form S-8 relating to the registration of 5,400,000 additional shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable upon the exercise of options granted pursuant to the Company's Stock Option Plan.

     In my representation, I have examined such documents, corporate records and other instruments as have been provided to me for the purposes of this opinion, including, but not limited to, the Amended and Restated Articles of Incorporation and all amendments thereto and Bylaws of the Company, the Stock Option Plan and the form of Stock Option Plan Agreement.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully-paid, and nonassessable.

     My opinion is limited by and subject to the following:

     (a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

     (b) In my examination of all documents, certificates and records, I have assumed without investigation, the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

     (c) My opinion is based solely on and limited to the federal laws of the United States of America and the laws of the State of Nevada. I express no opinion as to the laws of any other jurisdiction.

     I hereby consent to the filing of this letter as Exhibit 5 to this Registration Statement and to all references to my firm included in the Registration Statement, including the opinion of legality.



                                                     Very truly yours,

                                                     SMITH & ASSOCIATES

                                                     /s/ John Holt Smith
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